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                                   EXHIBIT 11

                          INTEGRATED ORTHOPAEDICS, INC.
                     SCHEDULE RE: (LOSS) EARNINGS PER SHARE

                                                  Three Months Ended               Six Months Ended
                                             -----------------------------  -----------------------------
                                             June 30, 1999   June 30, 1998  June 30, 1999   June 30, 1998
                                             -------------   -------------  -------------   -------------
Basic and diluted

Weighted average common shares outstanding         6,527            6,466         6,527          6,401
                                              ==========       ==========     =========       ========

Net (loss) income                                $(1,170)      $     (795)    $  (1,845)      $ (1,258)

Series A Preferred Stock Dividend                    (51)             (50)         (101)          (100)
Series B Preferred Stock Dividend                   (634)            (564)       (1,243)        (1,121)
                                              ----------       ----------     ---------       --------
Net (loss) income after dividends             $   (1,855)      $   (1,409)    $  (3,189)      $ (2,478)
                                              ==========       ==========     =========       ========

(Loss) earnings per share                     $    (0.28)      $    (0.22)    $   (0.49)      $  (0.39)
                                              ==========       ==========     =========       ========